EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of The Progressive Corporation on Form S-8 (File No. 33-57121) filed on December 29, 1994, of our report dated March 28, 2012, on our audits of the financial statements of The Progressive Corporation Executive Deferred Compensation Plan as of December 31, 2011 and 2010 and for the three years ending December 31, 2011, which report is incorporated by reference in this Annual Report on Form 11-K.

/s/ Meaden & Moore, Ltd.

Meaden & Moore, Ltd.

Cleveland, Ohio

March 28, 2012